Exhibit 4.03

THRILLTIME ENTERTAINMENT INTERNATIONAL, INC.

May 25, 2006

Advanced Proteome Therapeutics Inc.
1200 Taylor Street, #14
San Francisco, California 94108

Attention:	Allen Krantz,
President

Dear Sirs:

Re: LOAN AGREEMENT

Thrilltime Entertainment International, Inc. (the “Lender”) hereby establishes in favor of Advanced Proteome Therapeutics Inc. (the “Borrower”) a loan facility (the “Loan”) on the following terms and conditions:

Maximum Credit Amount: CAD$300,000 (the “Maximum Credit Amount”).

Borrowing: During the Term, the Borrower may borrow up to the Maximum Credit Amount as to a maximum of $50,000 every two weeks; provided, however, that the borrower may borrow amounts greater than $50,000 in any two-week period, upon written consent of the ‘Lender.

Term and Repayment: The term of the Loan shall commence on execution by the Borrower of this letter agreement and any amounts drawn down shall be due and payable as a “balloon payment” on that date which is 5 years from the date hereof (the “Term”).

Interest Rate: Any amount drawn down under the Loan shall bear interest at 1% per annum and shall accrue and be due and payable, together with the principal amounts advanced hereunder, on the date that is five years from the date hereof.

Draw Request: To access the Loan, the Borrower shall provide to the Lender, when money is due to be accessed hereunder, an e-mail written request setting forth the amount to be advanced, which in any event shall be minimum in any one draw of $25,000.

Conversion: The Loan may be converted into common shares of the Borrower at any time at the election of the Lender, and shall be converted as a condition precedent to the completion of the transactions contemplated by that letter of intent entered into between the Lender and the Borrower dated May 23, 2006. In circumstances where less than the Maximum Credit Amount has been advanced to the Borrower, the Lender shall, as a pre-condition to conversion, advance any remaining amount, and the Maximum Credit Amount, together with accrued but unpaid interest thereon, shall then be converted into 4,000,000 shares of Borrower. Thrilltime will have the unilateral right to convert the Loan to 4,000,000 shares of stock for a period of six months from the date of this Loan Agreement. If not so converted within this time period, the right to convert will be subject to discretion and permission of Krantz.

Evidence of Indebtedness: As evidence of the indebtedness under ‘the Loan, the Borrower will deliver to the Lender a grid promissory note (the “Note”) in the principal amount of CAD$300,000 in the form attached as Schedule “A” hereto. The Lender is hereby authorized to record on the Note all advances by the Lender under the Loan, and all payments of principal made by the Borrower. The Note will constitute prima facie evidence of the amounts of all such advances, payments and the indebtedness of the Borrower under the Loan from time to time.

Default: The following shall constitute events of default by the Borrower:

(a)	non-payment within 10 business days after the due date thereof of principal, interest and any other amounts due under this Agreement or the Note;

(b)	a breach or default by the Borrower under this Agreement or any other agreement with the Lender which is not remedied within 14 days after the date of such occurrence;

(c)	if the Borrower defaults under any other material obligation to repay borrowed money;

(d)	if proceedings for the dissolution, liquidation or winding-up of the Borrower or for the suspension of the operations of the Borrower are commenced, unless such proceedings are being actively and diligently contested by the Borrower, as the case may be in good faith; or

(e)	in the event of the bankruptcy, liquidation or insolvency of the Borrower as the ease may be or if a receiver or receiver-manager is appointed for all or any part of the business or assets of the Borrower; and

(f)	if the Borrower ceases to carry on business.

Upon the occurrence of one or more events of default, the Lender may declare the outstanding principal under the Loan to be immediately due and payable.

Representations and Warranties: the Borrower hereby represents and warrants to the Lender that:

(a)	it is duly incorporated and organized, is duly qualified to carry on business in the jurisdictions where it currently carries on business and as the full power, capacity and authority to carry on the business that it currently carries on;

(b)	it has the power, capacity and authority to execute and deliver this Agreement and the Note, where applicable, to comply with the provisions hereof and thereof and to duly perform and observe all of its obligations hereunder and thereunder;

(c)	the execution, delivery and performance of this Agreement, the Note and every other instrument or agreement delivered pursuant hereto and thereto, have been duly authorized by all requisite action of the Borrower, and each of this Agreement, the Note and other such documents has been duly executed and delivered and constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its respective terms, save as enforcement may be limited by Laws of general applicable governing the enforcement of rights by creditors and the availability of specific performance and other equitable remedies; and

(d)	the execution and delivery of this Agreement and the Note and the completion of the transactions contemplated by this Agreement, will not contravene any provisions of any law, regulation, order or permit applicable to the Borrower or conflict with contravene the constating documents of the Borrower, nor result in a breach of or constitute a default under or require any consent under any agreement or instrument to which the Borrower, is a party or by which it is bound.

Affirmative Covenants: The Borrower hereby covenants and agrees with the Lender that so long as any indebtedness hereunder remains outstanding:

(a)	the Borrower will duly and punctually pay or cause to be paid to the Lender all amounts required to be paid to the Lender pursuant to this Agreement on the clay, at the place and in the manner set forth herein;

(b)	the Borrower will duly observe and perform, in all material respects, each of the covenants and agreements set forth in this Agreement;

(c)	the Borrower will maintain its corporate existence and carry on and conduct its business in a proper and efficient manner;

(d)	the Borrower will forthwith notify the Lender of any material action, suit or proceeding brought or threatened against or affecting the Borrower or any of the properties or assets of the Borrower;

(e)	the Borrower will forthwith notify the Lender of the occurrence of any event of default or any event of which it is aware which with notice or lapse of time or both or otherwise would constitute an event of default; and

(t)	the Borrower will duly observe and comply with all material requirements of any governmental authority relative to any of its properties and assets and the operation of its business.

Expenses: The Borrower will pay all commercially reasonable costs and expenses incurred from time to time in the enforcement of this Agreement.

Notices: All notices arid other communications under this Agreement shall be in writing and shall be sent by delivery, e-mail, or by facsimile transmission addressed as follows:

(a)	if to the Lender. to:

Thrilltime Entertainment International, Inc.
c/o Lang Michener LLP
PO Box 11117, Royal Centre
1500 – 1055 West Georgia Street
Vancouver, B.C. V6E 4N7

Attention: David Cowan dcowan@lmls.com

(b)	if to the Borrower, to:

Advanced Proteome Therapeutics Inc. 1200 Taylor Street, #14 San Francisco, California 94108

Attention: Allen Krantz akrantz@ix.netcom.com

Severability: If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.

Government Law: This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the parties hereto attorn to the jurisdiction of the court of the Province of British Columbia.

Assignment: No party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

Execution: This Agreement may be executed in counterpart, by facsimile or otherwise, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same document.

Yours very truly,

THRILLTIME ENTERTAINMENT INTERNATIONAL, INC.

Per:
Authorized Signatory

ACKNOWLEDGED AND AGREED TO THIS _____ DAY OF MAY, 2006

ADVANCED PROTEOME THERAPEUTICS INC.

Per:
Authorized Signatory